UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2009

Perini Corporation

(Exact name of registrant as specified in its charter)

____________________

Massachusetts (State or other jurisdiction of incorporation or organization)	1-6314 (Commission file number)	04-1717070 (I.R.S. Employer Identification No.)

73 Mt. Wayte Avenue, Framingham, MA 01701

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (508) 628-2000

None

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[	] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[	] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[	] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[	] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 15, 2009, Perini Corporation (the “Company”) completed the purchase of all of the outstanding capital stock of Daniel J. Keating Construction Company, a Pennsylvania subchapter-S corporation, d/b/a Keating Building Corporation (“KBC”) (the “Acquisition”), pursuant to the terms of a Stock Purchase Agreement, dated January 15, 2009, by and among the Company, KBC, Daniel J. Keating, III and the other shareholders of KBC (the “Shareholders”), and Daniel J. Keating, III in his capacity as the shareholders’ representative.

The aggregate purchase price was $43 million (subject to a post closing net worth adjustment and certain other adjustments related to the collection of receivables, realization of gross margins on certain projects and unresolved change orders claims as of the first anniversary of the closing of the Acquisition). Additionally, the Shareholders are entitled to additional consideration in the form of an earn-out capped at an aggregate of $9 million based on KBC’s performance over the next three years.

On January 15, 2009, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of Perini Corporation, dated January 15, 2009.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on January 15, 2009.

PERINI CORPORATION

/s/ Kenneth R. Burk
By:	Kenneth R. Burk
Its:	Senior Vice President and
Chief Financial Officer